Exhibit 8.1

January 27, 2012

Wells Fargo & Company,

420 Montgomery Street,

San Francisco, California 94163.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of (i) $27,859,000 aggregate principal amount of Medium-Term Notes, Series K, Notes Linked to 3 Month LIBOR due January 27, 2017 as described in the Company’s Pricing Supplement No. 162 dated January 24, 2012 (“Pricing Supplement 162”) to the Prospectus Supplement dated April 23, 2010 (“Prospectus Supplement”) and the Prospectus dated June 4, 2009 (“Prospectus”) contained in the Registration Statement on Form S-3, File No. 333-159738 (“Registration Statement”) and (ii) $5,400,000 aggregate principal amount of Medium-Term Notes, Series K, Notes Linked to 3 Month LIBOR due January 28, 2019 as described in the Company’s Pricing Supplement No. 163 dated January 24, 2012 (“Pricing Supplement 163”) to the Prospectus Supplement and the Prospectus contained in the Registration Statement. We hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Considerations” in Pricing Supplements 162 and 163.

We hereby consent to the reference to us under the heading “United States Federal Income Tax Considerations” in Pricing Supplements 162 and 163 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP